Sterling Bancorp
400 Rella Boulevard
Montebello, NY 10901-4243

News Release	T 845.369.8040
F 845.369.8255

http://www.sterlingbancorp.com

FOR IMMEDIATE RELEASE
October 27, 2014

STERLING BANCORP CONTACT:
Luis Massiani, SEVP & Chief Financial Officer
845.369.8040

Sterling Bancorp Announces Results for the Fourth Fiscal Quarter and Fiscal Year ended September 30, 2014
Strong operating momentum continues highlighted by core diluted earnings per share1 of $0.22, GAAP diluted earnings per share of $0.19, and annualized commercial loan growth of 17.9%.

Key Highlights for the Fourth Fiscal Quarter 2014

▪	Total revenue[2] reached $71.9 million.

▪	Tax equivalent net interest margin was 3.77%, compared to 3.84% in the linked quarter and 3.23% in the fourth quarter of fiscal 2013.

▪	Total non-interest income excluding securities gains was $12.3 million, which represented 17.0% of total revenue[2].

▪	Core total revenue[1] grew 1.7% versus a decrease in core non-interest expense of 3.7% from the linked quarter.

▪	Core operating efficiency ratio[1] was 54.7%.

▪	Annualized commercial loans grew 17.9% over linked quarter.

▪	Core return on average tangible assets[1] was 1.06%, compared to 0.95% in the linked quarter and 0.53% in the fourth quarter of fiscal 2013.

▪	Core return on average tangible equity[1] was 13.8%, compared to 12.4% in the linked quarter and 6.4% in the fourth quarter of fiscal 2013.

MONTEBELLO, N.Y. – October 27, 2014 – Sterling Bancorp (NYSE: STL), the parent company of Sterling National Bank, today announced results for the quarter and fiscal year ended September 30, 2014. Net income for the quarter was $16.3 million, or $0.19 per diluted share, compared to net income of $5.3 million, or $0.12 per diluted share, for the same quarter last year and net income of $15.0 million, or $0.18 per diluted share, for the linked quarter ended June 30, 2014. For the fiscal year ended September 30, 2014, net income was $27.7 million, or $0.34 per diluted share, compared to net income of $25.3 million, or $0.58 per diluted share, for the fiscal year ended September 30, 2013.

President’s Comments
Jack Kopnisky, President and CEO, commented: “This has been a year of transformation for Sterling Bancorp, as our successful acquisition of legacy Sterling Bancorp by legacy Provident New York Bancorp in October 2013 has significantly accelerated our strategy of building a high performance regional bank that delivers superior service to our small and middle market commercial clients and consumers. This is evidenced by our strong results in the fourth quarter and full year. We are now a larger, more profitable and more diversified company with over $7.3 billion in assets, $4.8 billion in total loans and $5.3 billion in deposits as of September 30, 2014.”

1. Core measures are defined in the Non-GAAP tables beginning on page 10.
2. Total revenue is equal to net interest income plus non-interest income excluding securities gains and losses.

“Core net income for the quarter was $18.2 million and core earnings per diluted share were $0.22, increasing over both the linked and comparable last year quarters. Our core return on average tangible assets was 1.06% and core return on average tangible equity was 13.8%. This compares to 0.53% and 6.4%, respectively, for the same quarter a year ago.

“For the fiscal year ended September 30, 2014, our core net income was $57.8 million and core earnings per diluted share were $0.72. This represented an increase of 157.1% and 41.2%, respectively, over the prior year. Our core return on average tangible assets was 0.91% and core return on average tangible equity was 11.8%. Both metrics are on track to achieve our long-term profitability goals.

“On a linked quarter basis, our core total revenue grew 1.7% while core non-interest expense decreased by 3.7%. We continue to realize the anticipated revenue and expense benefits of the merger with legacy Sterling Bancorp and the consolidation of our financial centers and other locations. For the quarter, our core operating efficiency ratio was 54.7%, which compares to 57.8% in the linked quarter and 64.7% in the same quarter last year. For the fiscal year, our core operating efficiency ratio was 59.4% which represented an improvement of over 400 basis points relative to fiscal 2013.

“We continue to experience strong loan growth across multiple asset classes. As of September 30, 2014, total loans were $4.8 billion, which represented annualized growth of 17.7% over the prior quarter end and 17.5% since the completion of the legacy Sterling Bancorp merger. During the quarter, our commercial loan balances grew by $166.5 million to $3.9 billion, which represented annualized growth of 17.9% over the prior quarter end.

“As of September 30, 2014, our total deposits were $5.3 billion, which represented an increase of $196.2 million over the linked quarter. Our retail, commercial and municipal transaction, money market and savings accounts were $4.8 billion, which represented 90.2% of our total deposit balances. We continue to focus on growing our transaction deposits. During the quarter, commercial and consumer transaction deposits increased by $68.9 million, which represented annualized growth of 13.2% over the linked quarter.

“We continue to focus on diversifying and improving our revenue mix. Non-interest income excluding securities gains was $12.3 million for the quarter, which represented approximately 17.0% of total revenue. We have a significant opportunity to grow our specialty lending businesses, which we anticipate will allow us to grow fee income and increase the proportion of fee income to total revenue to greater than 20% over time.

“Net charge-offs against the allowance for loan losses for the quarter ended September 30, 2014 were $1.1 million, compared to $1.6 million in the prior quarter. The allowance for loan losses to total loans was 0.85%. As a result of purchase accounting, a substantial portion of the loans acquired in prior merger transactions are not subject to the allowance for loan losses. The ratio of allowance for loan losses to non-performing loans continues to strengthen and increased from 64.0% at June 30, 2014 to 79.7% at September 30, 2014.

“Our capital position remains strong. At September 30, 2014, our tangible equity to tangible assets ratio was 7.63% and our Tier 1 leverage ratio was 8.12%. At Sterling National Bank, our Tier 1 leverage ratio was 9.34%. We have ample capital and liquidity to support our organic growth and execute our strategy. Lastly, I am pleased to announce our Board of Directors has declared a dividend on our common stock of $0.07 per share payable on November 17, 2014 to our holders as of the record date of November 6, 2014.”

Reconciliation of Core to GAAP Results
Results for the fourth fiscal quarter of 2014 were impacted by pre-tax charges of $2.6 million, which are listed below. Excluding the impact of these items, net income was $18.2 million, or $0.22 per diluted share. The pre-tax charges were the following:

•	Costs associated with the banking systems conversion of $888 thousand. The charges were recognized as other non-interest expense.

•	A charge to exit certain financial center locations of $215 thousand, which was recognized in other non-interest expense.

•	Amortization of non-compete intangible assets of $1.5 million.

Results for the fiscal year ended September 30, 2014 were impacted by merger-related expenses associated with the legacy Sterling Bancorp merger transaction, and charges for asset write-downs, the settlement of benefit plan obligations, costs associated with the banking systems conversion and other charges. In total, merger-related expenses, amortization of non-compete intangible assets, and other charges were $45.6 million for the fiscal year ended September 30, 2014. Partially offsetting these charges were the gain on sale of a financial center and gain from the redemption of subordinated debentures that totaled $1.6 million. Excluding the impact of these items, net income for the fiscal year ended September 30, 2014 was $57.8 million, or $0.72 per diluted share.

See the reconciliation of the Company’s non-GAAP financial measures included in this press release beginning on page 10. Non-GAAP financial measures include references to the terms “core” or “excluding”.

Net Interest Income and Margin
Fourth quarter fiscal 2014 compared with fourth quarter fiscal 2013
Net interest income was $59.6 million, up $31.5 million compared to the fourth quarter of fiscal 2013. This was mainly the result of higher average loans and investment securities balances and an increase in net interest margin due to the merger transaction with legacy Sterling Bancorp. The tax-equivalent yield on investments increased 43 basis points and yield on loans increased 13 basis points. Yield on loans included $1.7 million in accretion of the fair value discount associated with the loans acquired from Gotham and legacy Sterling Bancorp. The cost of total deposits was 19 basis points and the cost of borrowings was 1.88%. The net interest margin on a tax-equivalent basis was 3.77% compared to 3.23% for the same period a year ago.

Fourth quarter fiscal 2014 compared with linked quarter ended June 30, 2014
Net interest income increased $1.2 million compared to the linked quarter ended June 30, 2014. The increase in net interest income was mainly due to a $264.4 million increase in the average balance of loans outstanding compared to the linked quarter. Partially offsetting this increase was a decline in the yield on loans, which was 4.83% for the fourth quarter compared to 5.04% for the linked quarter. The decline was due to a decrease in the accretion of the fair value discount associated with loans acquired from Gotham and legacy Sterling Bancorp of $1.3 million and a decrease in prepayment fees on commercial loans of $418 thousand. The tax-equivalent yield on interest earning assets was 4.24% compared to 4.30% in the linked quarter. Tax-equivalent net interest margin was 3.77% compared to 3.84% in the linked quarter.

Non-interest Income
Fourth quarter fiscal 2014 compared with fourth quarter fiscal 2013
Excluding net gains on sale of securities, non-interest income increased $7.5 million to $12.3 million during for the fourth quarter of fiscal 2014 compared to the last year quarter. The increase was mainly due to an increase in fees associated with service charges on deposits, fees generated in the factoring and payroll finance businesses and gain on sale income in mortgage banking. The Company realized a net gain on sale of securities of $33 thousand for the fourth quarter of fiscal 2014 compared to a net gain on sale of securities of $1.8 million in the comparable last year quarter.

Fourth quarter fiscal 2014 compared with linked quarter ended June 30, 2014
Excluding net gains on sale of securities, non-interest income decreased $26 thousand to $12.3 million during the fourth fiscal quarter of 2014. The decline was mainly due to a decrease in wealth management fees, service charges on deposits and other loan fees which totaled $440 thousand. These declines were partially offset by an increase of $233 thousand in mortgage banking income and an increase of $201 thousand in factoring and payroll finance fees. The Company realized a net gain on sale of securities of $1.2 million in the linked quarter ended June 30, 2014.

Non-interest Expense
Fourth quarter fiscal 2014 compared with fourth quarter fiscal 2013
Non-interest expense increased $20.4 million relative to the fourth quarter of fiscal 2013 to $43.8 million, principally the result of increased compensation and benefits expense, occupancy and office operations expense, and other expenses due to the legacy Sterling Bancorp merger transaction. Other expenses for the 2014 fourth fiscal quarter included the costs of the banking systems conversion of $888 thousand, a charge to exit certain financial center locations of $215 thousand, and the amortization of non-compete agreements of approximately $1.5 million. The costs associated with the banking systems conversion mainly consisted of consulting fees and personnel training costs incurred in connection with the integration of the legacy Provident Bank and legacy Sterling National Bank technology systems.

Fourth quarter fiscal 2014 compared with linked quarter ended June 30, 2014
Non-interest expense decreased $1.1 million compared to the linked quarter, mainly due to a decrease of $1.3 million in compensation and benefits expense and a decrease of $1.2 million in other expenses; this was partially offset by an increase in OREO expense of $1.1 million, as the linked quarter included the gain on sale of a closed financial center location. Other expenses in the linked quarter included a charge to exit certain financial center locations of $571 thousand and a charge related to the core banking systems conversion of $1.8 million. Included in the charge related to the banking systems conversion was a $1.2 million early termination fee paid to our current service provider. Other expense also included a gain on the redemption of subordinated debentures of $712 thousand in the linked quarter.

Income Taxes
In the fourth quarter of fiscal 2014, the Company recorded income taxes at a rate of 28.3% compared to an effective tax rate of 28.7% in the linked quarter and 38.3% for the comparable quarter in fiscal 2013. The tax rate for the fourth quarter of 2013 was impacted by a portion of merger-related costs that were non-deductible.

Key Balance Sheet Highlights at September 30, 2014

▪	Total assets were $7.3 billion.

▪	Total loans, including loans held for sale, were $4.8 billion.

▪
Commercial and industrial loans represented 43.6%, commercial real estate loans represented 38.2%, consumer and residential mortgage loans represented 16.3%, and acquisition, development and construction loans represented 1.9% of the total loan portfolio.

▪
Commercial loan growth, which includes commercial and industrial loans, commercial real estate loans and specialty lending businesses was $166.5 million for the quarter ended September 30, 2014, and represented annualized growth of 17.9% over the prior quarter.

▪	Securities, excluding FHLB and FRB stock, were $1.7 billion and represented 23.0% of total assets.

▪	Total deposits were $5.3 billion.

▪	Transaction, money market and savings deposits (including municipal deposits) were $4.8 billion and represented 90.2% of total deposits.

▪
The allowance for loan losses was $40.6 million and represented 0.85% of total loans. Loans acquired in prior merger transactions were recorded at fair value at the acquisition date; a significant portion of these loans continue to carry no allowance for loan losses.

▪	Tangible book value per share was $6.30.

Credit Quality
Non-performing loans decreased $5.8 million to $51.0 million, or 1.07% of total loans at September 30, 2014 compared to $56.8 million, or 1.25% of total loans at June 30, 2014. Net charge-offs for the 2014 fourth fiscal quarter that were charged to the allowance for loan losses were $1.1 million compared to $1.6 million in the linked quarter. The allowance for loan losses at September 30, 2014 was $40.6 million, which represented 79.7% of non-performing loans and 0.85% of our total loan portfolio compared to $36.4 million, 64.0% and 0.80%, respectively, as of June 30, 2014. The increase in the balance of the allowance for loan losses was mainly related to the higher balance of loans outstanding at September 30, 2014.

Capital
The Company’s stockholders’ equity was $961.1 million at September 30, 2014, an increase of $478.3 million relative to September 30, 2013. The increase in stockholders’ equity was mainly the result of the legacy Sterling Bancorp merger transaction, which increased capital by $457.8 million. Other contributors to the change in capital included fiscal year net income of $27.7 million, an decrease in other comprehensive income of $3.9 million and items related to stock-based compensation of $5.6 million. These increases were partially offset by dividends of $17.7 million declared in fiscal 2014.

Tangible book value per share decreased from $7.08 at September 30, 2013 to $6.30 at September 30, 2014. Total goodwill and other intangible assets were $434.2 million at September 30, 2014, an increase of $265.2 million over September 30, 2013. For the quarter ended September 30, 2014, basic and diluted weighted average common shares outstanding increased to 83.6 million and 83.9 million, respectively, compared to 43.7 million basic shares and 43.9 million diluted shares, respectively, for the quarter ended September 30, 2013. The increase in weighted average basic and diluted shares is mainly the result of the issuance of 39.1 million shares of common stock on October 31, 2013 in connection with the legacy Sterling Bancorp merger transaction. Total shares outstanding at September 30, 2014 were approximately 83.6 million.

Consolidated tangible equity to tangible assets was 7.63% at September 30, 2014 and the Company’s Tier 1 leverage ratio was 8.12%. Sterling National Bank remained well capitalized at September 30, 2014 with an a Tier 1 leverage ratio of 9.34%.

Sterling Bancorp will host a teleconference and webcast on Tuesday, October 28, 2014 at 10:30 AM EDT to discuss the Company’s results. Interested parties are invited to listen to the webcast and view accompanying slides on the Company’s website at www.sterlingbancorp.com. Analysts are invited to listen by dialing (855) 877-0343, Conference ID #12430370. A replay of the teleconference can be accessed through the Company’s website.

About Sterling Bancorp
Sterling Bancorp, of which the principal subsidiary is Sterling National Bank, specializes in the delivery of service and solutions to business owners, their families and consumers within the communities we serve through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may concern Sterling Bancorp’s current expectations about its future results, plans, operations and prospects and involve certain risks, including the following: fully realizing cost savings and other benefits; inflation; the effects of, and changes in, trade; changes in asset quality and credit risk; introduction, withdrawal, success and timing of business initiatives; capital management activities; customer disintermediation; and the success of Sterling Bancorp in managing those risks. Other factors that could cause Sterling Bancorp’s actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of Sterling Bancorp’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the Form 10-K to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION                        (unaudited, in thousands, except share and per share data)

	9/30/2014	9/30/2013	6/30/2014
Assets:
Cash and due from banks	$177,619	$113,090	$216,509
Investment securities	1,689,888	1,208,392	1,730,980
Loans held for sale	17,846	1,011	20,217
Loans:
Residential mortgage	570,431	400,009	528,176
Commercial real estate	1,817,576	1,277,037	1,721,522
Commercial and industrial	2,076,474	439,787	2,006,008
Acquisition, development and construction	92,149	102,494	102,090
Consumer	203,808	193,571	200,828
Total loans, gross	4,760,438	2,412,898	4,558,624
Allowance for loan losses	(40,612)	(28,877)	(36,350)
Total loans, net	4,719,826	2,384,021	4,522,274
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank Stock, at cost	66,085	24,312	74,078
Accrued interest receivable	19,667	11,698	16,569
Premises and equipment, net	43,286	36,520	48,286
Goodwill	388,926	163,117	387,325
Other intangibles	45,278	5,891	47,860
Bank owned life insurance	119,486	60,914	118,689
Other real estate owned	7,580	6,022	5,017
Other assets	41,900	34,184	62,925
Total assets	$7,337,387	$4,049,172	$7,250,729
Liabilities:
Deposits	$5,298,654	$2,962,294	$5,102,457
FHLB borrowings	795,028	462,953	939,868
Other borrowings	45,639	—	23,601
Senior notes	98,402	98,033	98,308
Mortgage escrow funds	4,494	12,646	3,980
Other liabilities	134,032	30,380	129,082
Total liabilities	6,376,249	3,566,306	6,297,296
Stockholders’ equity	961,138	482,866	953,433
Total liabilities and stockholders’ equity	$7,337,387	$4,049,172	$7,250,729

Shares of common stock outstanding at period end	83,628,267	44,351,046	83,600,529
Book value per share	$11.49	$10.89	$11.40
Tangible book value per share	6.30	7.08	6.20

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED INCOME STATEMENTS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended			For the Fiscal Year Ended
	9/30/2014	6/30/2014	9/30/2013	9/30/2014	9/30/2013
Interest and dividend income:
Loans and loan fees	$55,793	$54,189	$27,723	$202,982	$107,810
Securities taxable	7,587	8,005	4,748	30,067	17,509
Securities non-taxable	2,866	2,751	1,235	10,453	5,682
Other earning assets	863	816	197	3,404	1,060
Total interest income	67,109	65,761	33,903	246,906	132,061
Interest expense:
Deposits	2,421	2,319	1,051	8,964	5,923
Borrowings	5,055	4,991	4,744	19,954	13,971
Total interest expense	7,476	7,310	5,795	28,918	19,894
Net interest income	59,633	58,451	28,108	217,988	112,167
Provision for loan losses	5,350	5,950	2,700	19,100	12,150
Net interest income after provision for loan losses	54,283	52,501	25,408	198,888	100,017
Non-interest income:
Accounts receivable / factoring commissions and other fees	3,814	3,613	—	13,146	—
Mortgage banking income	2,160	1,927	297	8,086	1,979
Deposit fees and service charges	3,850	3,897	2,835	15,595	10,964
Net gain on sale of securities	33	1,193	1,801	641	7,391
Bank owned life insurance	791	820	502	3,080	1,998
Investment management fees	446	681	673	2,209	2,413
Other	1,192	1,340	492	4,613	2,947
Total non-interest income	12,286	13,471	6,600	47,370	27,692
Non-interest expense:
Compensation and benefits	22,110	23,381	12,409	94,310	47,833
Stock-based compensation plans	1,006	780	513	3,703	2,239
Occupancy and office operations	7,148	6,992	3,766	27,726	14,953
Amortization of intangible assets	2,511	2,511	310	9,408	1,296
FDIC insurance and regulatory assessments	1,619	1,795	664	6,146	3,010
Other real estate owned, net (income) expense	214	(881)	390	(237)	1,562
Merger-related expenses	—	—	714	9,455	2,772
Other	9,172	10,326	4,601	57,917	17,376
Total non-interest expense	43,780	44,904	23,367	208,428	91,041
Income before income tax expense	22,789	21,068	8,641	37,830	36,668
Income tax expense	6,452	6,057	3,312	10,152	11,414
Net income	$16,337	$15,011	$5,329	$27,678	$25,254
Weighted average common shares:
Basic	83,610,943	83,580,050	43,742,903	80,268,970	43,734,425
Diluted	83,883,461	83,806,135	43,859,834	80,534,043	43,783,053
Earnings per common share:
Basic earnings per share	$0.20	$0.18	$0.12	$0.34	$0.58
Diluted earnings per share	0.19	0.18	0.12	0.34	0.58
Dividends declared per share	0.07	0.07	0.12	0.21	0.30

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Total assets	$7,337,387	$7,250,729	$6,924,419	$6,667,437	$4,049,172
Securities available for sale	1,110,813	1,160,510	1,233,310	1,153,313	954,393
Securities held to maturity	579,075	570,470	527,265	508,337	253,999
Loans, gross [1]	4,760,438	4,558,624	4,244,354	4,127,141	2,412,898
Goodwill	388,926	387,325	387,286	387,517	163,117
Other intangibles	45,278	47,860	50,441	53,020	5,891
Deposits	5,298,654	5,102,457	5,211,724	4,920,564	2,962,294
Municipal deposits (included above)	992,761	824,522	926,618	673,656	757,066
Borrowings	939,069	1,061,777	634,516	696,270	560,986
Stockholders’ equity	961,138	953,433	936,466	925,109	482,866
Tangible equity	526,934	518,248	498,739	484,572	313,858
Average Balances
Total assets	$7,217,649	$7,048,328	$6,747,546	$6,013,816	$3,907,960
Loans, gross:
Residential mortgage	548,146	536,038	520,887	491,231	379,640
Commercial real estate	1,736,441	1,680,242	1,580,454	1,466,986	1,247,055
Commercial and industrial	1,966,359	1,805,048	1,625,720	1,268,492	443,349
Acquisition, development and construction	97,863	94,804	93,531	98,691	104,856
Consumer	202,940	199,626	199,834	200,637	194,718
Loans, total [1]	4,551,749	4,315,758	4,020,426	3,526,037	2,369,618
Securities (taxable)	1,349,126	1,444,507	1,386,538	1,330,646	963,949
Securities (non-taxable)	361,766	339,417	324,470	250,520	157,480
Total earning assets	6,430,467	6,265,883	5,985,054	5,207,436	3,529,321
Deposits:
Non-interest bearing demand	1,636,583	1,681,169	1,640,125	1,361,622	669,067
Interest bearing demand	732,699	712,051	761,409	619,746	426,602
Savings (including mortgage escrow funds)	647,103	606,518	613,131	622,530	601,272
Money market	1,566,669	1,625,335	1,461,774	1,182,858	715,351
Certificates of deposit	520,899	549,201	582,580	565,462	335,616
Total deposits and mortgage escrow	5,103,953	5,174,274	5,059,019	4,352,218	2,747,908
Borrowings	1,064,137	820,607	660,486	709,125	653,147
Equity	956,166	944,476	934,304	780,241	478,491
Tangible equity	522,025	507,671	494,697	432,703	309,327
Condensed Tax Equivalent Income Statement
Interest and dividend income	$67,109	$65,761	$61,325	$52,711	$33,903
Tax equivalent adjustment*	1,543	1,481	1,440	1,164	666
Interest expense	7,476	7,310	7,297	6,835	5,795
Net interest income (tax equivalent)	61,176	59,932	55,468	47,040	28,774
Provision for loan losses	5,350	5,950	4,800	3,000	2,700
Net interest income after provision for loan losses	55,826	53,982	50,668	44,040	26,074
Non-interest income	12,286	13,471	12,415	9,148	6,600
Non-interest expense	43,780	44,904	46,723	72,974	23,367
Income (loss) before income tax expense	24,332	22,549	16,360	(19,786)	9,307
Income tax expense (benefit) (tax equivalent)*	7,995	7,538	6,028	(5,784)	3,978
Net income (loss)	$16,337	$15,011	$10,332	$(14,002)	$5,329
[1] Does not reflect allowance for loan losses of $40,612, $36,350, $32,015, $30,612 and $28,877.
*Tax exempt income assumed at a statutory 35% federal tax rate.

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL RATIOS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
Per Share Data	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Basic earnings per share	$0.20	$0.18	$0.12	$(0.20)	$0.12
Diluted earnings per share	0.19	0.18	0.12	(0.20)	0.12
Dividends declared per share	0.07	0.07	0.07	—	0.12
Tangible book value per share	6.30	6.20	5.97	5.77	7.08
Shares of common stock outstanding	83,628,267	83,600,529	83,544,307	83,955,647	44,351,046
Basic weighted average common shares outstanding	83,610,943	83,580,050	83,497,765	70,493,305	43,742,903
Diluted weighted average common shares outstanding	83,883,461	83,806,135	83,794,107	70,493,305	43,859,834
Performance Ratios (annualized)
Return on average assets	0.90%	0.85%	0.62%	(0.92)%	0.54%
Return on average equity	6.78%	6.37%	4.48%	(7.12)%	4.42%
Return on average tangible equity [1]	12.42%	11.86%	8.47%	(12.84)%	6.83%
Core operating efficiency [1]	54.7%	57.8%	61.4%	65.4%	64.7%
Analysis of Net Interest Income
Yield on loans	4.83%	5.04%	5.05%	4.88%	4.70%
Yield on investment securities - tax equivalent[2]	2.78%	2.75%	2.77%	2.57%	2.35%
Yield on earning assets - tax equivalent[2]	4.24%	4.30%	4.25%	4.10%	3.89%
Cost of deposits	0.19%	0.18%	0.19%	0.17%	0.15%
Cost of borrowings	1.88%	2.44%	3.01%	2.80%	2.88%
Cost of interest bearing liabilities	0.65%	0.68%	0.73%	0.73%	0.84%
Net interest rate spread - tax equivalent basis[2]	3.59%	3.62%	3.52%	3.37%	3.05%
Net interest margin - tax equivalent basis[2]	3.77%	3.84%	3.76%	3.58%	3.23%
Capital
Tier 1 leverage ratio - Bank only	9.34%	9.42%	9.83%	10.58%	9.33%
Tier 1 risk-based capital - Bank only	$636,327	$624,599	$622,878	$593,462	$363,274
Total risk-based capital - Bank only	676,939	661,344	655,288	624,469	392,376
Tangible equity as a % of tangible assets - consolidated [1]	7.63%	7.60%	7.69%	7.78%	8.09%
Asset Quality
Non-performing loans (NPLs) non-accrual	$49,562	$53,153	$54,877	$35,597	$22,807
Non-performing loans (NPLs) still accruing	1,401	3,645	5,394	2,845	4,099
Other real estate owned	7,580	5,017	9,275	11,751	6,022
Non-performing assets (NPAs)	58,543	61,815	69,546	50,193	32,928
Net charge-offs	1,088	1,615	3,397	1,265	2,197
Net charge-offs as a % of average loans (annualized)	0.09%	0.15%	0.34%	0.14%	0.37%
NPLs as a % of total loans	1.07%	1.25%	1.42%	0.93%	1.12%
NPAs as a % of total assets	0.80%	0.85%	1.00%	0.75%	0.81%
Allowance for loan losses as a % of NPLs	79.7%	64.0%	53.10%	79.6%	107.3%
Allowance for loan losses as a % of total loans	0.85%	0.80%	0.75%	0.74%	1.20%
Special mention loans	$39,553	$41,829	$39,964	$38,834	$13,530
Substandard / doubtful loans	73,093	79,110	82,673	77,337	61,095
[1] See reconciliation of non-GAAP measure on following page.
[2] Tax equivalent adjustment represents interest income earned on municipal securities divided by the applicable Federal tax rate of 35% for all periods presented.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
The Company provides supplemental reporting of non-GAAP measures as management believes this information is useful to investors.
The following table shows the reconciliation of stockholders’ equity to tangible equity and the tangible equity ratio:
Total assets	$7,337,387	$7,250,729	$6,924,419	$6,667,437	$4,049,172
Goodwill and other intangibles	(434,204)	(435,185)	(437,727)	(440,537)	(169,008)
Tangible assets	6,903,183	6,815,544	6,486,692	6,226,900	3,880,164
Stockholders’ equity	961,138	953,433	936,466	925,109	482,866
Goodwill and other intangibles	(434,204)	(435,185)	(437,727)	(440,537)	(169,008)
Tangible stockholders’ equity	526,934	518,248	498,739	484,572	313,858
Common stock outstanding at period end	83,628,267	83,600,529	83,544,307	83,955,647	44,351,046
Tangible equity as a % of tangible assets	7.63%	7.60%	7.69%	7.78%	8.09%
Tangible book value per share	$6.30	$6.20	$5.97	$5.77	$7.08
The Company believes that tangible equity is useful as a tool to help assess a company’s capital position.

The following table shows the reconciliation of return on average tangible equity and core return on average tangible equity:
Average stockholders’ equity	$956,166	$944,476	$934,304	$780,241	$478,491
Average goodwill and other intangibles	(434,141)	(436,805)	(439,613)	(347,538)	(169,164)
Average tangible stockholders’ equity	522,025	507,671	494,691	432,703	309,327
Net income (loss)	16,337	15,011	10,332	(14,002)	5,329
Net income (loss), if annualized	64,815	60,209	41,902	(55,551)	21,142
Return on average tangible equity	12.42%	11.86%	8.47%	(12.84)%	6.83%
Core net income (see reconciliation on page 11)	$18,166	$15,715	$13,094	$9,805	$5,006
Annualized core net income	72,072	63,033	53,103	38,900	19,861
Core return on average tangible equity	13.81%	12.42%	10.73%	8.99%	6.42%
The Company believes that the return on average tangible stockholders’ equity is useful as a tool to help assess a company’s use of tangible equity.

The following table shows the reconciliation of return on tangible assets and core return on tangible assets:
Average assets	$7,217,649	$7,048,328	$6,747,546	$6,013,816	$3,907,960
Average goodwill and other intangibles	(434,141)	(436,805)	(439,613)	(347,538)	(169,164)
Average tangible assets	6,783,508	6,611,523	6,307,933	5,666,278	3,738,796
Net income (loss)	16,337	15,011	10,332	(14,002)	5,329
Net income (loss), if annualized	64,815	60,209	41,902	(55,551)	21,142
Return on average tangible assets	0.96%	0.91%	0.66%	(0.98)%	0.57%
Core net income (see reconciliation on page 11)	$18,166	$15,715	$13,094	$9,805	$5,006
Annualized core net income	72,072	63,033	53,103	38,900	19,861
Core return on average tangible assets	1.06%	0.95%	0.84%	0.69%	0.53%
The company believes that the core return on average tangible assets is a useful tool to help assess the Company’s profitability

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
The following table shows the reconciliation of the core operating efficiency ratio:
Net interest income	$59,633	$58,451	$54,028	$45,876	$28,108
Non-interest income	12,286	13,471	12,415	9,148	6,600
Total net revenue	71,919	71,922	66,443	55,024	34,708
Tax equivalent adjustment on securities interest income	1,543	1,481	1,440	1,164	666
Net (gain) loss on sale of securities	(33)	(1,193)	(60)	645	(1,801)
Other (other gains and fair value loss on interest rate caps)	—	—	—	(93)	81
Core total revenue	73,429	72,210	67,823	56,740	33,654
Non-interest expense	43,780	44,904	46,723	72,974	23,367
Merger-related expense	—	—	(388)	(9,068)	(714)
Charge for asset write-downs, banking systems conversion, retention and severance	(1,103)	(2,321)	(678)	(22,167)	(564)
Gain on sale of financial center and redemption of Trust Preferred Securities	—	1,637	—	—	—
Charge on benefit plan settlement	—	—	(1,486)	(2,743)	—
Amortization of intangible assets	(2,511)	(2,511)	(2,511)	(1,875)	(310)
Core non-interest expense	40,166	41,709	41,660	37,121	21,779
Core operating efficiency ratio	54.7%	57.8%	61.4%	65.4%	64.7%
The Company believes the core operating efficiency ratio is a useful tool to help assess the Company’s core operating performance.

The following table shows the reconciliation of core net income and core earnings per share:
Income (loss) before income tax expense	$22,789	$21,068	$14,920	$(20,950)	$8,641
Income tax expense (benefit)	6,452	6,057	4,588	(6,948)	3,312
Net income (loss)	16,337	15,011	10,332	(14,002)	5,329

Net (gain) loss on sale of securities	(33)	(1,193)	(60)	645	(1,801)
Merger-related expense	—	—	388	9,068	714
Gain on sale of financial center and redemption of Trust Preferred Securities	—	(1,637)	—	—	—
Charge for asset write-downs, banking systems conversion, retention and severance	1,103	2,321	678	22,167	564
Charge on benefit plan settlement	—	—	1,486	2,743	—
Amortization of non-compete agreements	1,497	1,497	1,497	998	—
Total charges (gains)	2,567	988	3,989	35,621	(523)
Income tax (benefit)	(738)	(284)	(1,227)	(11,814)	200
Total non-core charges (gains) net of taxes	1,829	704	2,762	23,807	(323)
Core net income	$18,166	$15,715	$13,094	$9,805	$5,006

Weighted average diluted shares[1]	83,883,461	83,806,135	83,794,107	70,707,292	43,859,834
Diluted EPS as reported	$0.19	$0.18	$0.12	$(0.20)	$0.12
Core diluted EPS (excluding total charges)	0.22	0.19	0.16	0.14	0.11
The Company believes the presentation of its net income excluding total charges provides a useful tool to help assess the Company’s profitability.
[1] For the first fiscal quarter of 2014 represents diluted share calculation to compute diluted EPS assuming net income.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	For the fiscal year ended
	9/30/2014	9/30/2013
The following table shows the reconciliation of return on average tangible equity and core return on average tangible equity:
Average stockholders’ equity	$906,134	$489,412
Average goodwill and other intangibles	(414,326)	(170,364)
Average tangible stockholders’ equity	491,808	319,048
Net income (loss)	27,678	25,254
Return on average tangible equity	5.63%	7.92%
Core net income (see reconciliation on page 13)	$57,842	$22,500
Core return on average tangible equity	11.76%	7.05%
The Company believes that the return on average tangible stockholders’ equity is useful as a tool to help assess a company’s use of tangible equity.

The following table shows the reconciliation of return on tangible assets and core return on tangible assets:
Average assets	$6,757,094	$3,815,609
Average goodwill and other intangibles	(414,326)	(170,364)
Average tangible assets	6,342,768	3,645,245
Net income (loss)	27,678	25,254
Return on average tangible assets	0.44%	0.69%
Core net income (see reconciliation on page 13)	$57,842	$22,500
Core return on average tangible assets	0.91%	0.62%
The company believes that the core return on average tangible assets is a useful tool to help assess the Company’s profitability.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	For the fiscal year ended
	9/30/2014	9/30/2013
The following table shows the reconciliation of the core operating efficiency ratio:
Net interest income	$217,988	$112,167
Non-interest income	47,370	27,692
Total net revenue	265,358	139,859
Tax equivalent adjustment on securities interest income	5,628	3,060
Net (gain) on sale of securities	(641)	(7,359)
Other (other gains and fair value loss on interest rate caps)	(93)	77
Core total revenue	270,252	135,637
Non-interest expense	208,428	91,041
Merger-related expense	(9,455)	(2,772)
Charge for asset write-downs, banking systems conversion, retention and severance	(26,590)	(564)
Gain on sale of financial center and redemption of Trust Preferred Securities	1,637	—
Charge on benefit plan settlement	(4,095)	—
Amortization of intangible assets	(9,408)	(1,296)
Core non-interest expense	160,517	86,409
Core operating efficiency ratio	59.4%	63.7%
The Company believes the presentation of its net income excluding total charges provides a useful tool to help assess the Company’s profitability.

The following table shows the reconciliation of core net income and core earnings per share:
Income before income tax expense	$37,830	$36,668
Income tax expense	10,152	11,414
Net income	27,678	25,254
Net (gain) on sale of securities	(641)	(7,359)
Merger-related expense	9,455	2,772
Gain on sale of financial center and redemption of Trust Preferred Securities	(1,637)	—
Charge for asset write-downs, banking systems conversion, retention and severance	26,591	588
Charge on benefit plan settlement	4,095	—
Amortization of non-compete agreements	5,489	—
Total charges (gains)	43,352	(3,999)
Income tax (benefit)	(13,188)	1,245
Total non-core charges (gains) net of taxes	30,164	(2,754)
Core net income	$57,842	$22,500

Weighted average diluted shares	80,534,043	43,783,053
Diluted EPS as reported	$0.34	$0.58
Core diluted EPS (excluding total charges)	0.72	0.51